   As filed with the Securities and Exchange Commission on September 23, 2003
                                                     Registration No. 333-107858


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  _____________


                                 AMENDMENT No. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                  _____________



                              NEOWARE SYSTEMS, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

           Delaware                                          23-2705700
---------------------------------                       -------------------
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                          Identification No.)

                                400 Feheley Drive
                       King of Prussia, Pennsylvania 19406
                                 (610) 277-8300
                         --------------------------------
                         (Address, including zip code,
                              and telephone number,
        including area code, of registrant's principal executive offices)
                              ____________________

                                Keith D. Schneck
              Executive Vice President and Chief Financial Officer
                              Neoware Systems, Inc.
                                400 Feheley Drive
                       King of Prussia, Pennsylvania 19406
                                 (610) 277-8300
                        --------------------------------
                         (Address, including zip code,
                              and telephone number,
                   including area code, of agent for service)
                                  _____________

                                    Copy to:

                           Nancy D. Weisberg, Esquire
                           McCausland, Keen & Buckman
                                  Radnor Court
                    259 North Radnor-Chester Road, Suite 160
                         Radnor, Pennsylvania 19087-5283
                                 (610) 341-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /___/

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /___/

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /__/

                           ___________________________

                         Calculation of Registration Fee


--------------------------------------------------------------------------------------------------------------------------
                                                            Proposed
                                                            maximum
Title of each class                                         aggregate             Proposed maximum          Amount of
of securities to be                    Amount to be         offering price        aggregate offering        registration
Registered                             registered           per unit              price                     fee(5)
--------------------------------------------------------------------------------------------------------------------------
Primary Offering
  Common stock, preferred stock,
  debt securities and warrants(1)       $100,000,000              (2)              $100,000,000(3)           $8,090

Secondary Offering
  Common stock(4)                          1,500,000         15.15(3)              $ 22,725,000              $1,838
                                                                                   ------------              ------
Total                                                                              $122,725,000              $9,928(5)

-----------------


    (1) There are being registered hereunder by the Registrant such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities of the Registrant as shall have an aggregate initial offering price not to exceed $100,000,000, including such indeterminate amount of debt securities or number of shares of common stock or preferred stock issuable upon the conversion, exchange or exercise of the securities registered directly hereunder or pursuant to the antidilution provisions of any such securities. If any debt securities are issued and/or sold at an original issue discount, then such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price of all securities issued pursuant to this Registration Statement equal to the amount to be registered. Any securities registered hereunder may be sold separately or with other securities registered hereunder. There are also being registered hereunder by the Registrant an indeterminate number of shares of common stock as shall be issuable upon conversion or exercise of any securities that provide for that issuance.


    (2) The proposed maximum offering price per unit will be determined by the registrant from time to time in connection with the issuance of the securities. The securities registered hereunder may be sold separately or as units with the other securities registered hereunder.

    (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the rules and regulations under the Securities Act with respect to securities sold by the Registrant in the primary offering and pursuant to 457(c) for the common stock sold by the selling stockholders in the secondary offering based on the average high and low sales price of our common stock on the Nasdaq National Market on August 8, 2003.


    (4) Up to 1,500,000 shares of our common stock may be sold from time to time pursuant to this registration statement by selling stockholders.

    (5) This amount was previously paid.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.
                                  _____________

                                Explanatory Note

This Registration Statement contains two forms of prospectus: one to be used in connection with the offer and sale by the selling stockholders from time to time of shares of the Registrant's common stock (the "Resale Prospectus") and one to be used in connection with the offer and sale by the Registrant from time to time of shares of its common stock, shares of its preferred stock in one or more series, its debt securities, which may consist of notes, debentures or other types of debt, and warrants to purchase its common stock, preferred stock or debt securities (the "Shelf Prospectus"). The complete Resale Prospectus follows immediately. The complete Shelf Prospectus follows the Resale Prospectus.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 Subject To Completion, Dated September 23, 2003




PROSPECTUS
                        1,500,000 Shares of Common Stock

                              NEOWARE SYSTEMS, INC.
                                 ______________



This prospectus relates to the offering of 1,500,000 shares of our common stock by the selling stockholders identified on page 13. The stockholders may sell these shares from time to time:

          -        on the Nasdaq National Market;

          - on any exchange or market on which the Common Stock may be traded; or

          - in private sales at prices related to the prevailing market prices or at negotiated or fixed prices.

We will not receive any of the proceeds from the sale of the shares.


Our common stock is traded on the Nasdaq National Market under the symbol "NWRE." On September 22, 2003, the last reported sale price was $19.89 per share.

        The shares offered under this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is _______, 2003.

                                TABLE OF CONTENTS

                                                    Page
                                                    ----
WHO WE ARE.............................................4
RISK FACTORS...........................................4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.....13
USE OF PROCEEDS.......................................13
SELLING STOCKHOLDERS..................................13
PLAN OF DISTRIBUTION..................................16
LEGAL MATTERS.........................................18
EXPERTS...............................................18
WHERE YOU CAN FIND MORE INFORMATION...................18

                                   WHO WE ARE

        We provide software, services and solutions to enable Appliance Computing, an Internet-based computing architecture targeted at business customers that is designed to be easier to manage and more cost-effective than traditional PC-based computing. Our software and management tools secure, power and manage a new generation of smart thin-client appliances that utilize the benefits of open, industry-standard technologies to create new alternatives to full-function personal computers used in business and proprietary business devices including green-screen terminals. Our software runs on thin client appliances and personal computers, and enables these devices to be secured and centrally managed, as well as to connect to mainframes, midrange, UNIX, Linux and legacy systems. We generate revenues from sales of our Eon, Capio, ThinSTAR and Voyager thin client appliances, as well as our ThinPC thin client software for PCs, TeemTalk host access software for PCs and UNIX workstations, ezRemote Manager central management software, and services such as training and integration.

        Our principal executive offices are located at 400 Feheley Drive, King of Prussia, Pennsylvania 19406, our telephone number is (610) 277-8300, and our website can be accessed at www.neoware.com. Unless stated otherwise, references in this prospectus to "Neoware," "we," "us," or "our" refer to Neoware Systems, Inc., a Delaware corporation, and its subsidiaries.


                                  RISK FACTORS

        In addition to the other information in this Prospectus and in the documents we filed with the Commission that are incorporated in this Prospectus, you should consider the following factors in evaluating Neoware before purchasing the shares of our common stock.

Risks Related to Our Business

We have experienced significant growth in our business in the past two years due to internal expansion and business acquisitions, and if we do not appropriately manage this growth and any future growth, including the integration of our newly hired employees and executive officers, our business will suffer.

        Our business has grown during the past two years through both internal expansion and business acquisitions, and has put pressure on our infrastructure, internal systems and managerial resources. The number of our employees increased from 51 employees at June 30, 2001 to 119 employees at July 31, 2003. Our new employees include a number of senior executive officers and other key managerial, technical, sales and marketing personnel. To manage our growth effectively, we must continue to improve and expand our infrastructure, including operating and administrative systems and controls, and continue managing and integrating our personnel in an efficient manner. Our business may be adversely affected if we do not integrate and train our new employees quickly and effectively and coordinate among our executive, engineering, finance, marketing, sales, operations and customer support organizations, all of which add to the complexity of our organization and increase our operating expenses, which may grow at a faster rate than our sales. In addition, because of the growth of our foreign operations, we now have facilities located in multiple locations, and we have limited experience coordinating a geographically separated organization.

Although we have generated operating profits for the past two years, we have a prior history of losses and may experience losses in the future, which could result in the market price of our common stock declining.


        Although we have generated operating profits in the past two years, we have incurred net losses in prior periods. We expect to continue to incur significant operating expenses. Our operating expenses increased during the three months and year ended June 30, 2003 reflecting the hiring of additional key personnel as we continue to implement our growth strategy. As a result, we will need to generate significant revenues to maintain profitability. If we do not maintain profitability, the market price for our common stock may decline.


        Our financial resources may not be enough for our capital and corporate development needs, and we may not be able to obtain additional financing. A failure to maintain and increase our revenues would likely cause us to incur losses and negatively impact the price of our common stock.

We may not be able to successfully integrate the acquisitions we have completed, the alliance we have entered into or future acquisitions we may complete as part of our growth strategy, which may materially adversely affect our growth and our operating results.

        Within the last two years, we have made four acquisitions and entered into an alliance with IBM, and we may make additional acquisitions as part of our growth strategy. We have not yet fully integrated some of these acquisitions or fully implemented the alliance. There is no assurance that we will successfully integrate these acquisitions into our business or successfully implement the alliance. In addition, we may be unable to retain key employees or key business relationships of the acquired businesses and integration of the businesses may divert the attention and resources of our management. We cannot assure that we will achieve anticipated revenue and earnings growth as a result of these transactions. Our failure to successfully integrate the acquired businesses into our operations or successfully implement the alliance could have a material adverse effect upon our business, operating results and financial condition. Even if the acquisitions and alliance are successfully integrated, we may not receive the expected benefits of the transactions if we find that the business or alliance does not further our business strategy or that we paid more than what the assets were worth. Managing acquisitions and alliances requires management resources, which may divert our attention from other business operations. As a result, the effects of any completed or future transactions on financial results may differ from our expectations.

Our ability to accurately forecast our quarterly sales is limited, although our costs are relatively fixed in the short term and we expect our business to be affected by rapid technological change, which may adversely affect our quarterly operating results.

         Because of the new and rapidly evolving market for our software and embedded Windows and Linux-based thin client appliances, our ability to accurately forecast our quarterly sales is limited, which makes it difficult to predict the quarterly revenues that we will recognize. In addition, most of our costs are for personnel and facilities, which are relatively fixed in the short term. If we have a shortfall in revenues in relation to our expenses, we may be unable to reduce our expenses quickly enough to avoid losses. As a result, our quarterly operating results could fluctuate.

We expect our quarterly revenues and operating results to fluctuate for a number of reasons.

        Future operating results will continue to be subject to quarterly fluctuations based on a wide variety of factors, including:

        Linearity- Our quarterly sales have historically reflected a pattern in which a disproportionate percentage of sales occur in the last month of the quarter. This pattern makes prediction of revenues, earnings and working capital for each financial period especially difficult and uncertain and increases the risk of unanticipated variations in quarterly results and financial condition.

        Significant Orders- We are subject to variances in our quarterly operating results because of the fluctuations in the timing of our receipt of large orders. If even a small number of large orders are delayed until after a quarter ends, our operating results could vary substantially from quarter to quarter and net income could be substantially less than expected. Conversely, if even a small number of large orders are pulled into a quarter from a future quarter, our revenues and net income could be substantially higher than expected, making it possible that sales and net income in future periods may decline sequentially.

There are factors that may affect the market acceptance of our products, some of which are beyond our control, including the following:


          o the growth and changing requirements of the thin client appliance market;

          o the quality, price, performance and total cost of ownership of our products;

          o the availability, price, quality and performance of competing products and technologies; and

          o the successful development of our relationships with software providers, original equipment manufacturers and existing and potential channel partners.

        We may not succeed in developing and marketing our software and thin client appliance products and our operating results may decline as a result.


Our gross margins can vary significantly, based upon a variety of factors. If we are unable to sustain adequate gross margins we may be unable to reduce operating expenses in the short term, resulting in losses.

        Our gross margins can vary significantly from quarter to quarter depending on average selling prices, fixed costs in relation to revenue levels and the mix of our business, including the percentage of revenues derived from hardware, software and consulting services. The gross profit margin also varies in response to competitive market conditions as well as periodic fluctuations in the cost of memory and other significant components. The market in which we compete remains very competitive, and although we intend to continue our efforts to reduce the cost of our products, there can be no certainty that we will not be required to reduce prices of our products without compensating reductions in the cost to produce our products in order to increase our market share or to meet competitors' price reductions.

Our business is dependent on customer adoption of Windows and Linux-based thin client appliances to perform discrete tasks for corporate and Internet-based computer networks and a decrease in their rates of adoption could adversely affect our ability to increase our revenues.

        We are dependent on the growing use of thin client appliances to perform discrete tasks for corporate and Internet-based networks to increase our revenues. If the role of thin client appliances does not increase as we anticipate, or if it in any way decreases, our revenues would not materialize. If corporate information technology organizations do not accept Windows or Linux-based embedded operating systems, or if there is a wide acceptance of alternative operating systems that provide enhanced capabilities, our operating results could be harmed.

        The thin client appliance market in which we compete is new and unpredictable, and if this market does not develop and expand as we anticipate, our revenues may not grow.

Because some of our products use embedded versions of Microsoft Windows as their operating system, an inability to license these operating systems on favorable terms could impair our ability to introduce new products and maintain market share.

        We may not be able to introduce new products on a timely basis because some of our products use embedded versions of Microsoft Windows as their operating system. Microsoft Corporation provides Windows to us, and we do not have access to the source code for certain versions of the Windows operating system. If Microsoft fails to continue to enhance and develop its embedded operating systems, or if we are unable to license these operating systems on favorable terms, our operations may suffer.

Because some of our products use Linux as their operating system, the failure of Linux developers to enhance and develop the Linux kernel could impair our ability to release new products and maintain market share.

         We may not be able to release new products on a timely basis because some of our products use Linux as their operating system. The heart of Linux, the Linux kernel, is maintained by third parties. Linus Torvalds, the original developer of the Linux kernel, and a small group of independent engineers are primarily responsible for the development and evolution of the Linux kernel. If this group of developers fails to further develop the Linux kernel, we would have to either rely on another party to further develop the kernel or develop it ourselves. To date, we have optimized our Linux-based operating system based on a version of Red Hat Linux. If we were unable to access Red Hat Linux, we would be required to spend additional time to obtain a tested, recognized version of the Linux kernel from another source or develop our own operating system internally, which could significantly increase our costs.


Actions taken by the SCO Group ("SCO") could impact the sale of Linux as an operating system, negatively affecting sales of some of our products.

        SCO has taken legal action against IBM and recently sent a letter to 1,500 Linux customers alleging that certain Linux kernels infringe on SCO's Unix intellectual property and other rights, and that SCO intends to aggressively protect those rights. While we are not a party to any legal proceeding with SCO, since some of our products use Linux as their operating system, SCO's allegations, regardless of merit, could adversely affect sales of such prodcuts.


Because we depend on sole source, limited source and foreign source suppliers for key components in our thin client appliance products, we are susceptible to supply shortages that could prevent us from shipping customer orders on time, if at all, and result in lost sales.

        We depend upon single source suppliers for our thin client appliance products and for several of the components in them. We also depend on limited sources to supply several other industry standard components. We also rely on foreign suppliers which subject us to risks associated with foreign operations such as the imposition of unfavorable governmental controls or other trade restrictions, changes in tariffs, political instability and currency fluctuations. A weakening dollar could result in greater costs to us for our components.

        We have in the past experienced and may in the future experience shortages of, or difficulties in acquiring, these components. A significant portion of our revenues is derived from the sale of thin client appliances that are bundled with our software. Third parties produce these thin client appliances for us. If we experience shortages of these products, or of their components, we may not be able to deliver our products to our customers, and our revenues would decline.

If we are unable to continue generating substantial revenues from international sales our business could be adversely affected.

        Currently, approximately 40 percent of our revenues are derived from international sales. Our ability to sell our products internationally is subject to a number of risks. General economic and political conditions in each country could adversely affect demand for our products and services in these markets. Currency exchange rate fluctuations could result in lower demand for our products or lower pricing resulting in reduced revenue and margins, as well as currency translation losses. Changes to and compliance with a variety of foreign laws and regulations may increase our cost of doing business in these jurisdictions. Trade protection measures and import and export licensing requirements subject us to additional regulation and may prevent us from shipping products to a particular market, and increase our operating costs.

Because we rely on channel partners, including IBM, to sell our products, our revenues could be negatively impacted if our existing channel partners do not continue to purchase products from us.

        We cannot be certain that we will be able to attract channel partners that market our products effectively or provide timely and cost-effective customer support and service. None of our current channel partners, including IBM, is obligated to continue selling our products nor to sell our new products. We cannot be certain that any channel partner will continue to represent our products or that our channel partners will devote a sufficient amount of effort and resources to selling our products in their territories. We need to expand our direct and indirect sales channels, and if we fail to do so, our growth could be limited.


        If our channel partners were to discontinue sales of our products or reduce their sales efforts, it could adversely affect our operating results. In addition, there can be no assurance as to the continued viability and financial condition of our channel partners, two of which have accounted for more than 10% of our net sales.



        As a result of our alliance with IBM, we rely on IBM for distribution of our products to IBM's customers. If IBM were to discontinue sales of our products or reduce its sales efforts, it could adversely affect our operating results.

We may not be able to effectively compete against PC and thin client providers as a result of their greater financial resources and brand awareness.

        In the market for thin client appliances, we face significant competition from makers of personal computers, as well as larger companies that have greater name recognition than we have. Increased competition may negatively affect our business and future operating results by leading to price reductions, higher selling expenses or a reduction in our market share.

        Our future competitive performance depends on a number of factors, including our ability to:

          o continually develop and introduce new products and services with better prices and performance than offered by our competitors;

          o  offer a wide range of products; and

          o  offer high-quality products and services.

        If we are unable to offer products and services that compete successfully with the products and services offered by our competitors, including PC manufacturers, our business and our operating results would be harmed. In addition, if in responding to competitive pressures, we are forced to lower the prices of our products and services and we are unable to reduce our costs, our business and operating results would be harmed.

Thin client appliance products are subject to rapid technological change due to changing operating system software and network hardware and software configurations, and our products could be rendered obsolete by new technologies.

        The thin client appliance segment of the PC market is characterized by rapid technological change, frequent new product introductions, uncertain product life cycles, changes in customer demands and evolving industry standards. Our products could be rendered obsolete if products based on new technologies are introduced or new industry standards emerge.

We may not be able to preserve the value of our products' intellectual property because we do not have any patents and other vendors could challenge our other intellectual property rights.

        Our products will be differentiated from those of our competitors by our internally developed technology that is incorporated into our products. If we are unable to protect our intellectual property, other vendors could sell products with features similar to ours, and this could reduce demand for our products, which would harm our operating results.


Our business may suffer if it is alleged or found that we have infringed the intellectual property rights of others.

        Although we have not received any claims that our products infringe on the proprietary rights of third parties, if we were to receive such claims in the future, responding to such claims, regardless of their merit, could be time consuming, result in costly litigation, divert management's attention and resources and cause us to incur significant expenses. There is no assurance, in the event of such claims, that we would be able to enter into a licensing arrangement on acceptable terms or that litigation would not occur. In the event that there were a temporary or permanent injunction entered prohibiting us from marketing or selling certain of our products, or a successful claim of infringement against us requiring us to pay royalties to a third party, and we failed to develop or license a substitute technology, or business, results of operations or financial condition could be materially adversely affected.


We may not be able to attract software developers to bundle their products with our thin client appliances.

        Our thin client appliances include our own software, plus software from other companies for specific markets. If we are unable to attract software developers, and are unable to include their software in our products, we may not be able to offer our thin client appliances for certain important target markets, and our financial results will suffer.

In order to continue to grow our revenues, we may need to hire additional personnel.

        In order to continue to develop and market our line of thin client appliances, we may need to hire additional personnel. Competition for employees is significant and we may experience difficulty in attracting suitably qualified people.

        Future growth that we may experience will place a significant strain on our management, systems and resources. To manage the anticipated growth of our operations, we may be required to:

          o improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

          o  hire, train and manage additional qualified personnel; and

          o establish relationships with additional suppliers and partners while maintaining our existing relationships.

We rely on the services of certain key personnel, and those persons' knowledge of our business and technical expertise would be difficult to replace.

        Our products, technologies and operations are complex and we are substantially dependent upon the continued service of our existing personnel. The loss of any of our key employees could adversely affect our business and profits and slow our product development processes.

Errors in our products could harm our business and our operating results.

        Because our software and thin client appliance products are complex, they could contain errors or bugs that can be detected at any point in a product's life cycle. Although many of these errors may prove to be immaterial, any of these errors could be significant. Detection of any significant errors may result in:

          o the loss of or delay in market acceptance and sales of our products;

          o  diversion of development resources;

          o  injury to our reputation; or

          o  increased maintenance and warranty costs.

        These problems could harm our business and future operating results. Occasionally, we have warranted that our products will operate in accordance with specified customer requirements. If our products fail to conform to these specifications, customers could demand a refund for the purchase price or assert claims for damages.

        Moreover, because our products are used in connection with critical distributed computing systems services, we may receive significant liability claims if our products do not work properly. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. However, these limitations may not preclude all potential claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. Any such claims, whether or not successful, could seriously damage our reputation and our business.

If our contracts with Citrix and other vendors of software applications were terminated, our IT services business would be materially adversely affected.

        We depend on third-party suppliers to provide us with key software applications in connection with our IT services business. If such contracts and relationships were terminated, our revenues would be negatively affected.

Our prior use of Arthur Andersen LLP as our independent auditor may pose risks to us and limit our ability to seek potential recoveries from them related to their work.

         Our consolidated financial statements as of and for each of the three years in the period ended June 30, 2001 were audited by Arthur Andersen LLP (Andersen). On March 14, 2002, Andersen was indicted on federal obstruction of justice charges arising from the government's investigation of Enron Corporation. On June 15, 2002, a jury convicted Andersen of these charges. On July 23, 2002, we dismissed Andersen and retained KPMG LLP as our independent auditors for our fiscal year ended June 30, 2002. SEC rules require us to present historical audited financial statements in various SEC filings, such as registration statements, along with Andersen's consent to our inclusion of its audit report in those filings. Since our former engagement partner and audit manager left Andersen and in light of the cessation of Andersen's SEC practice, we will not be able to obtain the consent of Andersen to the inclusion of its audit report in our relevant current and future filings. The SEC has provided regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Andersen in certain circumstances, but purchasers of securities sold under our registration statements, which were not filed with the consent of Andersen to the inclusion of its audit report, will not be able to sue Andersen pursuant to Section 11(a)(4) of the Securities Act and, therefore, their right of recovery under that section may be limited as a result of the lack of our ability to obtain Andersen's consent.

Risks Related to the Securities Markets and Ownership of Our Common Stock

Our stock price can be volatile.

        Our stock price, like that of other technology companies, can be volatile. For example, our stock price can be affected by many factors such as quarterly increases or decreases in our revenues or earnings, changes in revenues or earnings estimates or publication of research reports by analysts; speculation in the investment community about our financial condition or results of operations and changes in revenue or earnings estimates, announcement of new products, technological developments, alliances, acquisitions or divestitures by us or one of our competitors or the loss of key management personnel. In addition, general macroeconomic and market conditions unrelated to our financial performance may also affect our stock price.

Provisions in our charter documents and Delaware law may delay or prevent acquisition of us, which could decrease the value of your shares.

        Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. These provisions include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

The issuance of additional equity securities may have a dilutive effect on our existing stockholders and could lead to a decline in the price of our common stock.

        Any additional sale of equity securities may have a dilutive effect on our existing stockholders. In addition, the perceived risk associated with the possible sale of a large number of shares could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. Subsequent sales of our common stock in the open market or the private placement of our common stock or securities convertible into common stock could also have an adverse effect on the market price of the shares. If our stock price declines, it may be more difficult or we may be unable to raise additional capital.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, the related prospectus supplements and the registration statement of which they are a part contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend that these forward-looking statements be subject to the safe harbors created by those provisions. These statements are generally accompanied by words like "intend," "anticipate," "believe," "estimate," "expect," or similar statements. These forward-looking statements include statements regarding future revenues and profitability, increased sales, our competitive position, and the cost benefits and other advantages of our products. These forward-looking statements involve risks and uncertainties. The factors contained in "Risk Factors" and set forth elsewhere in this prospectus could cause actual results to differ materially from those predicted in any such forward-looking statement. Factors that could affect our actual results include our ability to lower our costs, customers' acceptance of our software and computing appliance products, our ability to successfully integrate the businesses we acquired, our timely development and customers' acceptance of our products, our ability to identify and consummate future acquisitions, pricing pressures, rapid technological changes in the industry, growth of the computing appliance market, increased competition, our ability to attract and retain qualified personnel, the economic viability of our channel partners, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events.

        Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

        We will not receive any proceeds from any sales of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS


        We previously issued the shares of our common stock offered by this prospectus to a limited number of accredited investors in a private placement transaction that closed on July 10, 2003. We sold 1,500,000 shares of our common stock at a price of $17.50 per share, for aggregate gross proceeds of $26,500,000. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.


        We provided the selling stockholders with registration rights with respect to the acquired shares. We are registering the shares of our common stock covered by this prospectus to fulfill our obligations under those registration rights.


        The following table presents information with respect to beneficial ownership of our common stock as of September 12, 2003, and as adjusted to reflect the sale of the shares, by the selling stockholders. Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to the shares listed. In some instances, the shares offered pursuant to this prospectus may be sold by the pledgees, donees, transferees or other successors-in-interest to the selling stockholders. The selling stockholders have not held any position, office or other material relationship with Neoware or any of its affiliates within the past three years other than as a result of the ownership of the shares of our common stock.

        The shares may be offered from time-to-time by the selling stockholders named below. Because the selling stockholders are not obligated to sell the shares of common stock, we cannot estimate the number of shares that the selling stockholders will sell in this offering or the number or percentage of shares of common stock that each selling stockholder will own upon completion of the offering. Both the number of shares listed as being offered by the selling stockholders and the percentages of share ownership after the offering are based on the assumptions that all the shares being offered are sold in this offering, and that no other shares of common stock are acquired or disposed of by the selling stockholders prior to the consummation of this offering.

        We prepared this table based on the information supplied to us by the selling stockholders named in the table and we have not sought to verify such information. This table only reflects information regarding selling stockholders who have provided us with such information.



                                                                                                      Number of
                                                         Number of Shares       Number of             Shares
                                                         Beneficially           Shares                Beneficially
Selling                                                  Owned Prior to         Being                 Owned After
Stockholders                                             the Offering           Offered               the Offering
------------                                             ----------------       ---------             ------------



Advantage Advisers Augusta Fund, LLC(1)(2)(3)                    50,000           50,000                     -0-
Amaranth L.L.C.(2)(4)                                           260,000          150,000                 110,000
Ardsley Partners Fund II, L.P.(1)(5)                            130,000          130,000                     -0-
Ardsley Offshore Fund, Ltd.(1)(6)                               157,500          157,500                     -0-
Ardsley Partners Institutional Fund, L.P.(1)(5)                  57,500           57,500                     -0-
Atlas Capital Master Fund(7)                                    152,600          152,600                     -0-
Atlas Capital (Q.P.) L.P.(8)                                     47,400           47,400                     -0-
BayStar Capital II, L.P.(9)                                      75,000           75,000                     -0-
Endeavor LP(10)                                                   2,400            2,400                     -0-
E.S. Tallmadge Residuary Trust 2 (10)                               890              890                     -0-
First American Insurance Small Cap Growth Fund(10)                1,670            1,670                     -0-
First American Small Growth Opportunities Fund(10)              248,560          248,560                     -0-
John J. Frautschi, Christopher J. Frautschi,
   Peter W. Frautschi & Elizabeth Frautschi, Trustees,
   John J. Frautschi Life Trust Dated 2/5/92(10)                 13,410           13,410                     -0-
Greater Milwaukee Foundation - Microcap(10)                       4,270            4,270                     -0-
Lyndhurst Associates(10)                                          4,240            4,240                     -0-
Marion Lynton(1)(11)                                              7,500            5,000                   2,500
Milwaukee Jewish Federation(10)                                   3,900            3,900                     -0-
Oregon Retail Employees Pension Trust(10)                         6,730            6,730                     -0-
The Pinnacle Fund, L.P.(12)                                     125,000          125,000                     -0-
Henry Posner III Agency(10)                                       1,110            1,110                     -0-
Posner Partners Microcap(10)                                      4,730            4,730                     -0-
Paul M. Posner Agency(2)(10)                                      1,250            1,250                     -0-
SF Capital Partners Ltd.(2)(13)                                 100,000          100,000                     -0-
St. Paul Electric Construc Pension SC(10)                         2,220            2,220                     -0-
St. Paul Electric Construc Supp SC(10)                            2,540            2,540                     -0-
Swiftcurrent Partners, L.P.(14)                                 186,481           85,000                 101,481
Swiftcurrent Offshore, Ltd.(15)                                 141,100           65,000                  76,100
Waterfield Small Cap Growth(10)                                   1,540            1,540                     -0-
WM Chester - Chester Children Small Cap(10)                         540              540                     -0-

---------------
(1) Ardsley Advisory Partners is a registered investment adviser to Advantage Advisors Augusta Fund, LLC, Ardsley Offshore Fund, Ltd. and Marion Lynton and has discretionary authority on behalf of these investors to vote or dispose of the shares listed.

(2) As an affiliate of a broker-dealer, the selling stockholder has represented to us that it acquired the shares being registered hereby to be resold in the ordinary course of business and, at the time of the purchase, had no agreements or understandings, either directly or indirectly, with any person to distribute the shares.

(3) Kirk Balzer, Suzanne Currie, George Gorman, Philip Hempleman, Jeffrey Knightly, Steven Napoli and Charles Rose share investment and voting power over the shares listed in their capacity as general partners of Ardsley Advisory Partners.

(4) Nicholas M. Maounis has investment and voting power over the shares listed in his capacity as the managing member of Amaranth Advisors L.L.C., the managing member of Amaranth L.L.C. Mr. Maounis expressly disclaims beneficial ownership of, and any interest in, the shares.

(5) Kirk Balzer, Suzanne Currie, George Gorman, Philip Hempleman, Jeffrey Knightly, Steven Napoli and Charles Rose share investment and voting power over the shares listed in their capacity as general partners of Ardsley Partners I, the general partner of Ardsley Partners Fund II, L.P. and Ardsley Partners Institutional Fund, L.P.

(6) Kirk Balzer, Suzanne Currie, George Gorman, Philip Hempleman, Jeffrey Knightly, Steven Napoli and Charles Rose share investment and voting power over the shares listed in their capacity as general partners of Ardsley Advisory Partners and share such investment and voting power over the shares with Donald Lines, Jean Perrette, William Thomson and Willy Weber, directors of Ardsley Offshore Fund, Ltd.

(7) Robert H. Alpert and Charles W. Griege share investment and voting power over the shares listed. Mr. Alpert has investment and voting power in his capacities as President of RHA, Inc., the general partner of Atlas Capital, L.P., which is a general partner of Atlas Capital Master Fund, L.P. and as a director of Atlas Capital Offshore Fund, a general partner of Atlas Capital Master Fund, L.P. Mr. Griege has investment and voting power in his capacity as a director of Atlas Capital Offshore Fund, a general partner of Atlas Capital Master Fund, L.P.

(8) Robert H. Alpert has investment and voting power over the shares listed in his capacity as President of RHA, Inc. the general partner of Atlas Capital Management, L.P., which is the general partner of Atlas Capital
       (QP), L.P.

(9) Lawrence Goldfarb, Steven M. Lamar and Steve Derby share investment and voting power over the shares listed in their capacity as managing partners of BayStar Capital Management, LLC, the general partner of BayStar Capital II, L.P.

(10) Joseph Frohna has investment and voting power over the shares listed in his capacities as the portfolio manager with respect to this account and a Managing Director of U.S. Bancorp Asset Management, Inc., the investment advisor to these fully discretionary accounts.

(11) Kirk Balzer, Suzanne Currie, George Gorman, Philip Hempleman, Jeffrey Knightly, Steven Napoli and Charles Rose have investment and voting power over the shares listed in their capacity as general partners of Ardsley Advisory Partners and share such investment and voting power over the shares with Marion Lynton.

(12) Barry M. Kitt has investment and voting power over the shares listed in his capacity as general partner of Pinnacle Advisors, L.P, the general partner of The Pinnacle Fund, L.P.

(13) Michael A. Roth and Brian J. Stark share investment and voting power over the shares listed in their capacity as managing members of Staro Asset Management, LLC, the investment manager of SF Capital Partners Ltd.

(14) Roberto Mignone has investment and voting power over the shares listed in his capacities as President and managing member of Bridger Management, LLC, the investment adviser of Swiftcurrent Partners, L.P., and President and managing member of Bridger Capital, LLC, the general partner of Swiftcurrent Partners, L.P. Bridger Capital, LLC manages other accounts that hold an aggregate of 55,500 shares of the Company's common stock.

(15) Roberto Mignone has investment and voting power over the shares listed in his capacity as President and managing member of Bridger Management, LLC, the investment adviser of Swiftcurrent Offshore, Ltd. and shares investment and voting power over the shares with Kenneth O'Hanrahan and Thomas Healy, directors of Swiftcurrent Offshore, Ltd.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for our common stock is Continental Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

        We are registering the shares of common stock on behalf of selling stockholders. Sales of shares may be made by the selling stockholders, including their permitted donees, transferees, pledgees or other successors-in-interest, from time to time on the Nasdaq National Market, any securities exchange upon which our shares may trade in the future, in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;
     - ordinary brokerage transactions and transactions in which the broker solicits purchases;
     -    through options, swaps or derivatives;
     -    in privately negotiated transactions;
     -    in making short sales or in transactions to cover short sales; and
     -    put or call option transactions relating to the shares.

        The selling stockholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders have advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities.

         The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented to reflect those transactions).

         The selling stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) f the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the selling stockholders, and each of the selling stockholders has agreed to indemnify us, against specific liabilities in connection with the offering of the shares, including liabilities under the Securities Act.

         The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of Rule 144.

         Upon being notified by a selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

     - the name of the selling stockholders and of the participating broker-dealer(s);
     -    the number of shares involved;
     -    the initial price at which the shares were sold;
     - the commissions paid or discounts or concessions allowed to the broker- dealer(s), where applicable;
     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     -    other facts material to the transactions.

        In addition, we will file a supplement to this prospectus when a selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

        We are paying all expenses and fees in connection with the registration of the shares. The selling stockholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                                  LEGAL MATTERS

        The legality of the shares offered by this prospectus has been passed upon for us by McCausland, Keen & Buckman, Radnor, Pennsylvania

                                     EXPERTS

         The consolidated financial statements of Neoware Systems, Inc. as of June 30, 2003 and 2002, and for each of the years in the two-year period ended June 30, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         Neoware Systems, Inc.'s consolidated financial statements as of June 30, 2001 and for the year then ended, incorporated by reference in this prospectus and in the registration statement from the nnual Report on Form 10-K of Neoware Systems, Inc., have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the Securities Act. Because Andersen has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated therein.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street N.W., Washington D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material electronically on the SEC's home page on the World Wide Web at http://www.sec.gov.

         This prospectus is part of a registration statement (Registration No.333-107858) we filed with the SEC. The SEC permits us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the following documents filed by us with the SEC (but we do not incorporate by reference any documents or portions of documents that we furnish to the SEC) (File No.000-21240). We also incorporate by reference any future filings made with the SEC (but not documents or portions of documents furnished to the SEC) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the termination of this offering.

                  1. Our annual report on Form 10-K for the fiscal year ended June 30, 2003.

                  2. Our current reports on Form 8-K filed on July 9, 2003 (excluding the portion furnished), July 10, 2003, two reports on July 16, 2003 and August 21, 2003 (excluding the portion furnished).

                  3. Our registration statement on Form 8-A, relating to our common stock, effective under Section 12(g) of the Securities Exchange Act of 1934 on February 12, 1993.

         You may request orally or in writing a copy of any or all of these filings at no cost. However, we will not provide exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Keith D. Schneck, Executive Vice President and Chief Financial Officer, 400 Feheley Drive, King of Prussia, Pennsylvania 19044, (610) 277-8300.

To the extent information in any document which is filed after the date of this prospectus supercedes or amends any information included in or incorporated by reference in this prospectus, you should only rely on the information as so superceded or amended.

                              Neoware Systems, Inc.


                        1,500,000 Shares of Common Stock







                          ____________________________


                                   PROSPECTUS

                          ____________________________















                                 ________, 2003

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject To Completion, Dated September 23, 2003


PROSPECTUS

                                  $100,000,000

           Common Stock, Preferred Stock, Debt Securities and Warrants

                                   Offered by

                              NEOWARE SYSTEMS, INC.

                                  _____________


We may offer and sell shares of common stock, shares of preferred stock, debt securities and warrants. These securities may be offered and sold from time to time for an aggregate offering price of up to $100,000,000.

When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

Our common stock is traded on the Nasdaq National Market under the symbol "NWRE." On September 22, 2003, the last reported sale price was $19.89 per share.

         The securities offered under this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 3.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is _______, 2003.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ABOUT THIS PROSPECTUS.........................................................2
WHO WE ARE....................................................................2
RISK FACTORS..................................................................3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................11
USE OF PROCEEDS..............................................................12
RATIO OF EARNINGS TO FIXED CHARGES...........................................12
THE SECURITIES WE MAY OFFER..................................................13
DESCRIPTION OF COMMON STOCK..................................................13
DESCRIPTION OF PREFERRED STOCK...............................................15
DESCRIPTION OF DEBT SECURITIES...............................................16
DESCRIPTION OF THE WARRANTS..................................................27
PLAN OF DISTRIBUTION.........................................................30
LEGAL MATTERS................................................................32
EXPERTS......................................................................32
WHERE YOU CAN FIND MORE INFORMATION..........................................32

                              ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, over approximately the next two years, issue and sell any combination of common stock, preferred stock, senior debt securities, subordinated debt securities or warrants, in one or more offerings, with a maximum aggregate offering price of $100,000,000.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered securities. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

                                   WHO WE ARE

We provide software, services and solutions to enable Appliance Computing, an Internet-based computing architecture targeted at business customers that is designed to be easier to manage and more cost-effective than traditional PC-based computing. Our software and management tools secure, power and manage a new generation of smart thin client appliances that utilize the benefits of open, industry-standard technologies to create new alternatives to full-function personal computers used in business and proprietary business devices including green-screen terminals. Our software runs on thin client appliances and personal computers, and enables these devices to be secured and centrally managed, as well as to connect to mainframes, midrange, UNIX, Linux and legacy systems. We generate revenues from sales of our Eon, Capio, ThinSTAR and Voyager thin client appliances, as well as our ThinPC thin client software for PCs, TeemTalk host access software for PCs and UNIX workstations, ezRemote Manager central management software, and services such as training and integration.


        Our principal executive offices are located at 400 Feheley Drive, King of Prussia, Pennsylvania 19406, our telephone number is (610) 277-8300, and our website can be accessed at www.neoware.com. Unless stated otherwise, references in this prospectus to "Neoware," "we," "us," or "our" refer to Neoware Systems, Inc., a Delaware corporation, and its subsidiaries.


                                  RISK FACTORS

        In addition to the other information in this Prospectus and in the documents we filed with the Commission that are incorporated in this Prospectus, you should consider the following factors in evaluating Neoware before purchasing the shares of our common stock.

Risks Related to Our Business

We have experienced significant growth in our business in the past two years due to internal expansion and business acquisitions, and if we do not appropriately manage this growth and any future growth, including the integration of our newly hired employees and executive officers, our business will suffer.

        Our business has grown during the past two years through both internal expansion and business acquisitions, and has put pressure on our infrastructure, internal systems and managerial resources. The number of our employees increased from 51 employees at June 30, 2001 to 119 employees at July 31, 2003. Our new employees include a number of senior executive officers and other key managerial, technical, sales and marketing personnel. To manage our growth effectively, we must continue to improve and expand our infrastructure, including operating and administrative systems and controls, and continue managing and integrating our personnel in an efficient manner. Our business may be adversely affected if we do not integrate and train our new employees quickly and effectively and coordinate among our executive, engineering, finance, marketing, sales, operations and customer support organizations, all of which add to the complexity of our organization and increase our operating expenses, which may grow at a faster rate than our sales. In addition, because of the growth of our foreign operations, we now have facilities located in multiple locations, and we have limited experience coordinating a geographically separated organization.

Although we have generated operating profits for the past two years, we have a prior history of losses and may experience losses in the future, which could result in the market price of our common stock declining.

        Although we have generated operating profits in the past two years, we have incurred net losses in prior periods. We expect to continue to incur significant operating expenses. Our operating expenses increased during the three months and year ended June 30, 2003 reflecting the hiring of additional key personnel as we continue to implement our growth strategy. As a result, we will need to generate significant revenues to maintain profitability. If we do not maintain profitability, the market price for our common stock may decline.

        Our financial resources may not be enough for our capital and corporate development needs, and we may not be able to obtain additional financing. A failure to maintain and increase our revenues would likely cause us to incur losses and negatively impact the price of our common stock.

We may not be able to successfully integrate the acquisitions we have completed, the alliance we have entered into or future acquisitions we may complete as part of our growth strategy, which may materially adversely affect our growth and our operating results.

        Within the last two years, we have made four acquisitions and entered into an alliance with IBM, and we may make additional acquisitions as part of our growth strategy. We have not yet fully integrated some of these acquisitions or fully implemented the alliance. There is no assurance that we will successfully integrate these acquisitions into our business or successfully implement the alliance. In addition, we may be unable to retain key employees or key business relationships of the acquired businesses and integration of the businesses may divert the attention and resources of our management. We cannot assure that we will achieve anticipated revenue and earnings growth as a result of these transactions. Our failure to successfully integrate the acquired businesses into our operations or successfully implement the alliance could have a material adverse effect upon our business, operating results and financial condition. Even if the acquisitions and alliance are successfully integrated, we may not receive the expected benefits of the transactions if we find that the business or alliance does not further our business strategy or that we paid more than what the assets were worth. Managing acquisitions and alliances requires management resources, which may divert our attention from other business operations. As a result, the effects of any completed or future transactions on financial results may differ from our expectations.

Our ability to accurately forecast our quarterly sales is limited, although our costs are relatively fixed in the short term and we expect our business to be affected by rapid technological change, which may adversely affect our quarterly operating results.

        Because of the new and rapidly evolving market for our software and embedded Windows and Linux-based thin client appliances, our ability to accurately forecast our quarterly sales is limited, which makes it difficult to predict the quarterly revenues that we will recognize. In addition, most of our costs are for personnel and facilities, which are relatively fixed in the short term. If we have a shortfall in revenues in relation to our expenses, we may be unable to reduce our expenses quickly enough to avoid losses. As a result, our quarterly operating results could fluctuate.


We expect our quarterly revenues and operating results to fluctuate for a number of reasons.

        Future operating results will continue to be subject to quarterly fluctuations based on a wide variety of factors, including:

        Linearity- Our quarterly sales have historically reflected a pattern in which a disproportionate percentage of sales occur in the last month of the quarter. This pattern makes prediction of revenues, earnings and working capital for each financial period especially difficult and uncertain and increases the risk of unanticipated variations in quarterly results and financial condition.

        Significant Orders- We are subject to variances in our quarterly operating results because of the fluctuations in the timing of our receipt of large orders. If even a small number of large orders are delayed until after a quarter ends, our operating results could vary substantially from quarter to quarter and net income could be substantially less than expected. Conversely, if one or more large orders are completed in the current quarter rather than a future quarter, our revenues and net income could be substantially higher than expected, resulting in sequentially lower sales and net income in future periods.

There are factors that may affect the market acceptance of our products, some of which are beyond our control, including the following:


          o the growth and changing requirements of the thin client appliance market;

          o the quality, price, performance and total cost of ownership of our products;

          o the availability, price, quality and performance of competing products and technologies; and

          o the successful development of our relationships with software providers, original equipment manufacturers and existing and potential channel partners.

        We may not succeed in developing and marketing our software and thin client appliance products and our operating results may decline as a result.

Our gross margins can vary significantly, based upon a variety of factors. If we are unable to sustain adequate gross margins we may be unable to reduce operating expenses in the short term, resulting in losses.

        Our gross margins can vary significantly from quarter to quarter depending on average selling prices, fixed costs in relation to revenue levels and the mix of our business, including the percentage of revenues derived from hardware, software and consulting services. The gross profit margin also varies in response to competitive market conditions as well as periodic fluctuations in the cost of memory and other significant components. The market in which we compete remains very competitive, and although we intend to continue our efforts to reduce the cost of our products, there can be no certainty that we will not be required to reduce prices of our products without compensating reductions in the cost to produce our products in order to increase our market share or to meet competitors' price reductions.

Our business is dependent on customer adoption of Windows and Linux-based thin client appliances to perform discrete tasks for corporate and Internet-based computer networks and a decrease in their rates of adoption could adversely affect our ability to increase our revenues.

        We are dependent on the growing use of thin client appliances to perform discrete tasks for corporate and Internet-based networks to increase our revenues. If the role of thin client appliances does not increase as we anticipate, or if it in any way decreases, our revenues would not materialize. If corporate information technology organizations do not accept Windows or Linux-based embedded operating systems, or if there is a wide acceptance of alternative operating systems that provide enhanced capabilities, our operating results could be harmed.

        The thin client appliance market in which we compete is new and unpredictable, and if this market does not develop and expand as we anticipate, our revenues may not grow.

Because some of our products use embedded versions of Microsoft Windows as their operating system, an inability to license these operating systems on favorable terms could impair our ability to introduce new products and maintain market share.

        We may not be able to introduce new products on a timely basis because some of our products use embedded versions of Microsoft Windows as their operating system. Microsoft Corporation provides Windows to us, and we do not have access to the source code for certain versions of the Windows operating system. If Microsoft fails to continue to enhance and develop its embedded operating systems, or if we are unable to license these operating systems on favorable terms, our operations may suffer.

Because some of our products use Linux as their operating system, the failure of Linux developers to enhance and develop the Linux kernel could impair our ability to release new products and maintain market share.

        We may not be able to release new products on a timely basis because some of our products use Linux as their operating system. The heart of Linux, the Linux kernel, is maintained by third parties. Linus Torvalds, the original developer of the Linux kernel, and a small group of independent engineers are primarily responsible for the development and evolution of the Linux kernel. If this group of developers fails to further develop the Linux kernel, we would have to either rely on another party to further develop the kernel or develop it ourselves. To date, we have optimized our Linux-based operating system based on a version of Red Hat Linux. If we were unable to access Red Hat Linux, we would be required to spend additional time to obtain a tested, recognized version of the Linux kernel from another source or develop our own operating system internally, which could significantly increase our costs.

Actions taken by the SCO Group ("SCO") could impact the sale of Linux as an operating system, negatively affecting sales of some of our products.

        SCO has taken legal action against IBM and recently sent a letter to 1,500 Linux customers alleging that certain Linux kernels infringe on SCO's Unix intellectual property and other rights, and that SCO intends to aggressively protect those rights. While we are not a party to any legal proceeding with SCO, since some of our products use Linux as their operating system, SCO's allegations, regardless of merit, could adversely affect sales of such products.

Because we depend on sole source, limited source and foreign source suppliers for key components in our thin client appliance products, we are susceptible to supply shortages that could prevent us from shipping customer orders on time, if at all, and result in lost sales.


         We depend upon single source suppliers for our thin client appliance products and for several of the components in them. We also depend on limited sources to supply several other industry standard components. We also rely on foreign suppliers which subject us to risks associated with foreign operations such as the imposition of unfavorable governmental controls or other trade restrictions, changes in tariffs, political instability and currency fluctuations. A weakening dollar could result in greater costs to us for our components.

        We have in the past experienced and may in the future experience shortages of, or difficulties in acquiring, these components. A significant portion of our revenues is derived from the sale of thin client appliances that are bundled with our software. Third parties produce these thin client appliances for us. If we experience shortages of these products, or of their components, we may not be able to deliver our products to our customers, and our revenues would decline.

If we are unable to continue generating substantial revenues from international sales our business could be adversely affected.

        Currently, approximately 40 percent of our revenues are derived from international sales. Our ability to sell our products internationally is subject to a number of risks. General economic and political conditions in each country could adversely affect demand for our products and services in these markets. Currency exchange rate fluctuations could result in lower demand for our products or lower pricing resulting in reduced revenue and margins, as well as currency translation losses. Changes to and compliance with a variety of foreign laws and regulations may increase our cost of doing business in these jurisdictions. Trade protection measures and import and export licensing requirements subject us to additional regulation and may prevent us from shipping products to a particular market, and increase our operating costs.

Because we rely on channel partners, including IBM, to sell our products, our revenues could be negatively impacted if our existing channel partners do not continue to purchase products from us.

        We cannot be certain that we will be able to attract channel partners that market our products effectively or provide timely and cost-effective customer support and service. None of our current channel partners, including IBM, is obligated to continue selling our products nor to sell our new products. We cannot be certain that any channel partner will continue to represent our products or that our channel partners will devote a sufficient amount of effort and resources to selling our products in their territories. We need to expand our direct and indirect sales channels, and if we fail to do so, our growth could be limited.

        If our channel partners were to discontinue sales of our products or reduce their sales efforts, it could adversely affect our operating results. In addition, there can be no assurance as to the continued viability and financial condition of our channel partners, two of which have accounted for more than 10% of our net sales.

        As a result of our alliance with IBM, we rely on IBM for distribution of our products to IBM's customers. If IBM were to discontinue sales of our products or reduce its sales efforts, it could adversely affect our operating results.

We may not be able to effectively compete against PC and other thin client providers as a result of their greater financial resources and brand awareness.

        In the market for thin client appliances, we face significant competition from makers of personal computers, as well as larger companies that have greater name recognition than we have. Increased competition may negatively affect our business and future operating results by leading to price reductions, higher selling expenses or a reduction in our market share.

        Our future competitive performance depends on a number of factors, including our ability to:

          o continually develop and introduce new products and services with better prices and performance than offered by our competitors;

          o offer a wide range of products; and

          o offer high-quality products and services.

        If we are unable to offer products and services that compete successfully with the products and services offered by our competitors, including PC manufacturers, our business and our operating results would be harmed. In addition, if in responding to competitive pressures, we are forced to lower the prices of our products and services and we are unable to reduce our costs, our business and operating results would be harmed.

Thin client appliance products are subject to rapid technological change due to changing operating system software and network hardware and software configurations, and our products could be rendered obsolete by new technologies.

        The thin client appliance segment of the PC market is characterized by rapid technological change, frequent new product introductions, uncertain product life cycles, changes in customer demands and evolving industry standards. Our products could be rendered obsolete if products based on new technologies are introduced or new industry standards emerge.

We may not be able to preserve the value of our products' intellectual property because we do not have any patents and other vendors could challenge our other intellectual property rights.

        Our products will be differentiated from those of our competitors by our internally developed technology that is incorporated into our products. If we are unable to protect our intellectual property, other vendors could sell products with features similar to ours, and this could reduce demand for our products, which would harm our operating results.


Our business may suffer if it is alleged or found that we have infringed the intellectual property rights of others.

        Although we have not received any claims that our products infringe on the proprietary rights of third parties, if we were to receive such claims in the future, responding to such claims, regardless of their merit, could be time consuming, result in costly litigation, divert management's attention and resources and cause us to incur significant expenses. There is no assurance, in the event of such claims, that we would be able to enter into a licensing arrangement on acceptable terms or that litigation would not occur. In the event that there were a temporary or permanent injunction entered prohibiting us from marketing or selling certain of our products, or a successful claim of infringement against us requiring us to pay royalties to a third party, and we failed to develop or license a substitute technology, or business, results of operations or financial condition could be materially adversely affected.


We may not be able to attract software developers to bundle their products with our thin client appliances.

        Our thin client appliances include our own software, plus software from other companies for specific markets. If we are unable to attract software developers, and are unable to include their software in our products, we may not be able to offer our thin client appliances for certain important target markets, and our financial results will suffer.

In order to continue to grow our revenues, we may need to hire additional personnel.

        In order to continue to develop and market our line of thin client appliances, we may need to hire additional personnel. Competition for employees is significant and we may experience difficulty in attracting suitably qualified people.

        Future growth that we may experience will place a significant strain on our management, systems and resources. To manage the anticipated growth of our operations, we may be required to:

          o improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

          o hire, train and manage additional qualified personnel; and

          o establish relationships with additional suppliers and partners while maintaining our existing relationships.

We rely on the services of certain key personnel, and those persons' knowledge of our business and technical expertise would be difficult to replace.

        Our products, technologies and operations are complex and we are substantially dependent upon the continued service of our existing personnel. The loss of any of our key employees could adversely affect our business and profits and slow our product development processes.

Errors in our products could harm our business and our operating results.

        Because our software and thin client appliance products are complex, they could contain errors or bugs that can be detected at any point in a product's life cycle. Although many of these errors may prove to be immaterial, any of these errors could be significant. Detection of any significant errors may result in:

          o the loss of or delay in market acceptance and sales of our products;

          o diversion of development resources;

          o injury to our reputation; or

          o increased maintenance and warranty costs.

        These problems could harm our business and future operating results. Occasionally, we have warranted that our products will operate in accordance with specified customer requirements. If our products fail to conform to these specifications, customers could demand a refund for the purchase price or assert claims for damages.

        Moreover, because our products are used in connection with critical distributed computing systems services, we may receive significant liability claims if our products do not work properly. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. However, these limitations may not preclude all potential claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. Any such claims, whether or not successful, could seriously damage our reputation and our business.

If our contracts with Citrix and other vendors of software applications were terminated, our IT services business would be materially adversely affected.

        We depend on third-party suppliers to provide us with key software applications in connection with our IT services business. If such contracts and relationships were terminated, our revenues would be negatively affected.

Our prior use of Arthur Andersen LLP as our independent auditor may pose risks to us and limit our ability to seek potential recoveries from them related to their work.

        Our consolidated financial statements as of and for each of the three years in the period ended June 30, 2001 were audited by Arthur Andersen LLP (Andersen). On March 14, 2002, Andersen was indicted on federal obstruction of justice charges arising from the government's investigation of Enron Corporation. On June 15, 2002, a jury convicted Andersen of these charges. On July 23, 2002, we dismissed Andersen and retained KPMG LLP as our independent auditors for our fiscal year ended June 30, 2002. SEC rules require us to present historical audited financial statements in various SEC filings, such as registration statements, along with Andersen's consent to our inclusion of its audit report in those filings. Since our former engagement partner and audit manager left Andersen and in light of the cessation of Andersen's SEC practice, we will not be able to obtain the consent of Andersen to the inclusion of its audit report in our relevant current and future filings. The SEC has provided regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Andersen in certain circumstances, but purchasers of securities sold under our registration statements, which were not filed with the consent of Andersen to the inclusion of its audit report, will not be able to sue Andersen pursuant to Section 11(a)(4) of the Securities Act and, therefore, their right of recovery under that section may be limited as a result of the lack of our ability to obtain Andersen's consent.

Risks Related to the Securities Markets, Ownership of Our Common Stock and this Offering

Our stock price can be volatile.

        Our stock price, like that of other technology companies, can be volatile. For example, our stock price can be affected by many factors such as quarterly increases or decreases in our revenues or earnings, changes in revenues or earnings estimates or publication of research reports by analysts; speculation in the investment community about our financial condition or results of operations and changes in revenue or earnings estimates, announcement of new products, technological developments, alliances, acquisitions or divestitures by us or one of our competitors or the loss of key management personnel. In addition, general macroeconomic and market conditions unrelated to our financial performance may also affect our stock price.

Provisions in our charter documents and Delaware law may delay or prevent acquisition of us, which could decrease the value of your shares.

        Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. These provisions include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

The issuance of additional equity securities may have a dilutive effect on our existing stockholders and could lead to a decline in the price of our common stock.

        Any additional sale of equity securities may have a dilutive effect on our existing stockholders. In addition, the perceived risk associated with the possible sale of a large number of shares could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. Subsequent sales of our common stock in the open market or the private placement of our common stock or securities convertible into common stock could also have an adverse effect on the market price of the shares. If our stock price declines, it may be more difficult or we may be unable to raise additional capital.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, the related prospectus supplements and the registration statement of which they are a part contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend that these forward-looking statements be subject to the safe harbors created by those provisions. These statements are generally accompanied by words like "intend," "anticipate," "believe," "estimate," "expect," or similar statements. These forward-looking statements include statements regarding future revenues and profitability, increased sales, our competitive position, and the cost benefits and other advantages of our products. These forward-looking statements involve risks and uncertainties. The factors contained in "Risk Factors" and set forth elsewhere in this prospectus could cause actual results to differ materially from those predicted in any such forward-looking statement.
Factors that could affect our actual results include our ability to lower our costs, customers' acceptance of our software and computing appliance products, our ability to successfully integrate the businesses we acquired, our timely development and customers' acceptance of our products, our ability to identify and consummate future acquisitions, pricing pressures, rapid technological changes in the industry, growth of the computing appliance market, increased competition, our ability to attract and retain qualified personnel, the economic viability of our channel partners, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events.

        Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

        Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus to fund potential acquisitions of businesses, products and technologies, joint ventures and strategic partnerships, and for general corporate purposes and working capital needs. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used. Pending such uses, we will invest the net proceeds in interest-bearing securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings available to cover fixed charges for each of the periods indicated is as follows:

                                Fiscal Year Ended June 30,
                         --------------------------------------
                         1999    2000    2001    2002     2003
                         -----   -----   -----   -----    -----
Ratio of earnings
 available to cover
 fixed charges            (a)     (a)     (a)    29:1     87:1
______________________

(a) Earnings were inadequate to cover fixed charges in these fiscal years. The deficiency of earnings to cover fixed charges for the fiscal years ended June 30, l999, 2000 and 2001 was $2,795,709, $2,112,011 and $468,463, respectively.

        For the purpose of calculating this ratio, earnings consist of our income (loss) before income taxes plus fixed charges. Fixed charges include interest on indebtedness, amortization of borrowing expenses and the portion of rental expense under operating leases deemed by us to be representative of the interest factor. Refer to Exhibit 12.1 to the registration statement of which this prospectus forms a part for information regarding the computation of the ratio of earnings to fixed charges.

        For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

                           THE SECURITIES WE MAY OFFER

        We may offer up to $ 100,000,000 of common stock, preferred stock, debt securities and warrants in one or more offerings and in any combination. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities. If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

        We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

                           DESCRIPTION OF COMMON STOCK

The following description of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to the more complete descriptions set forth in our certificate of incorporation, as amended, and our bylaws, as amended. We have filed these documents as exhibits to the registration statement related to this prospectus.

General

        We are authorized to issue 50,000,000 shares of common stock, $0.001 par value, and 1,000,000 shares of preferred stock, $0.001 par value, in one or more series. As of June 30, 2003, there were approximately 14,056,000 shares of common stock issued and outstanding.

        Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders, and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share in any assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The powers, preferences and rights of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

        Our common stock is listed on the NASDAQ National Market under the symbol "NWRE."

Other Obligations to Issue Capital Stock

        We have adopted and maintain stock option plans pursuant to which we are authorized to issue stock options for employees, directors and consultants who provide services to us. As of June 30, 2003, we had outstanding options to acquire 1,621,000 shares of common stock under these plans. We have reserved an additional 588,000 shares of common stock for future issuance under these plans.

Anti-Takeover Provisions

Delaware Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. This provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Certificate of Incorporation and Bylaws Provisions

        Our certificate of incorporation, as amended, and bylaws, as amended, include the following provisions, among others, that could discourage potential acquisition proposals and could delay or prevent a change of control of Neoware:

          o Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors;

          o Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors; and

          o The amendment of any of the above provisions would require approval by holders of at least a majority of our outstanding common stock.

        In addition, the authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Neoware.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, and its telephone number is 212-509-4000.

                         DESCRIPTION OF PREFERRED STOCK

        We are authorized to issue 1,000,000 shares of preferred stock, $0.001 par value. No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

        Our board of directors has the authority, without stockholder consent, subject to certain limitations imposed by law or our bylaws, to issue one or more series of preferred stock at any time. The rights, preferences and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to each particular series. A prospectus supplement relating to each such series will specify the terms of the preferred stock as determined by our board of directors, including the following:

          o the number of shares in any series;

          o the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock;

          o the dividend rate and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

          o the voting rights of that series of preferred stock, if any;

          o the conversion or exchange provisions applicable to that series of preferred stock, if any;

          o the redemption or sinking fund provisions applicable to that series of preferred stock, if any;

          o the liquidation preference per share of that series of preferred stock, if any; and

          o the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

        We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock set forth above and in any description of the terms of a particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the applicable certificate of designation for such series of preferred stock for complete information with respect to such preferred stock. The prospectus supplement will also contain a description of certain United States federal income tax consequences relating to the preferred stock.

        Although it has no present intention to do so, our board of directors, without stockholder approval, may issue up to 1,000,000 shares of preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

                       DESCRIPTION OF THE DEBT SECURITIES

        The debt securities may be either secured or unsecured and will either be senior debt securities or subordinated debt securities. The senior and subordinated debt securities will be issued under separate indentures between us and a trustee. We have summarized the general features of the debt securities to be governed by the indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and subordinated indenture are called indentures. The prospectus, together with the applicable prospectus supplement, will describe all the material terms of a particular series of debt securities.

        The following is a summary of selected provisions and definitions of the indentures. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus. In this description of the debt securities, the words "Neoware," "we," "us" or "our" refer only to Neoware Systems, Inc. and not to any of our subsidiaries.

        The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate. Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superceded by that prospectus supplement.

General

        Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

         We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

        The prospectus supplement relating to a particular series of debt securities will set forth:

         o  whether the debt securities are senior or subordinated;

         o  the offering price;

         o  the title;

         o  any limit on the aggregate principal amount;

         o the person who shall be entitled to receive interest, if other than the record holder on the record date;

         o  the date or dates on which the principal will be payable;

         o the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

         o  the place where payments may be made;

         o any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

         o if issued other than in denominations of US$1,000 or any multiple of US$1,000, the denominations in which the debt securities shall be issuable;

         o if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

         o if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

         o the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

         o if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

         o if applicable, whether the debt securities shall be subject to the defeasance provisions described below under "Satisfaction and Discharge; Defeasance" or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

         o  any conversion or exchange provisions;

         o whether the debt securities will be issuable in the form of a global security;

         o any subordination provisions applicable to the subordinated debt securities if different from those described below under "Subordinated Debt Securities";

         o any paying agents, authenticating agents, security registrars or other agents for the debt securities;

         o any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

         o any additions to or changes in, the events of default, acceleration provisions or covenants;

         o any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

         o  any other specific terms of such debt securities.

        Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The Federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and Transfer

        Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

        We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges that may be imposed in connection with any transfer or exchange. In the event of any partial redemption of debt securities of any series, we will not be required to:

            o issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

            o register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

        We intend to initially appoint the trustee as the security registrar. Any transfer agent, and any other security registrar, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

        The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

            o be registered in the name of a depositary that we will identify in a prospectus supplement;

            o  be deposited with the depositary or nominee or custodian; and

            o  bear any required legends.

        No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

            o the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

            o an event of default is continuing with respect to the debt securities of the applicable series;

            o we determine that the securities no longer be registered as global securities; or

            o any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

        As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

            o  entitled to have the debt securities registered in their names;

            o  entitled to physical delivery of certificated debt securities; or

            o considered to be holders of those debt securities under the indenture.

        Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

        Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

        Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor any trustee will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

Payment and Paying Agents

        Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. We intend to designate the corporate trust office as our sole paying agent.

        We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of:

            o 10 business days prior to the date the money would be turned over to the applicable state; or

            o  at the end of two years after such payment was due,

will be repaid to us. Thereafter, the holder may look only to us for such payment.

No Protection in the Event of a Change of Control

        Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Covenants

        Unless otherwise indicated in a prospectus supplement, the debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries' property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets

        Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

          o the successor entity, if any, is a United States corporation, limited liability company, partnership or trust;

          o the successor entity assumes our obligations on the debt securities and under the indentures;

          o immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

          o certain other conditions are met.

Events of Default

         Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

          (1) we fail to pay principal of or any premium on any debt security of that series when due;

          (2) we fail to pay any interest on any debt security of that series for 90 days after it becomes due;

          (3) we fail to deposit any sinking fund payment for 90 days after it becomes due;

          (4) we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

          (5) certain events, including bankruptcy, insolvency or reorganization of Neoware.

        Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

        The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

        Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least a 25 percent in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

        If an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under "Subordinated Debt Securities."

        After acceleration, the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts, have been cured or waived.

        Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable security or indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting of any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        A holder will not have any right to institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

          (1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

          (2) the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

          (3) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in principal amount of the outstanding debt securities of that series within 60 days after the original request.

        Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

        We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the terms, provisions and conditions of the indenture and, if so, specifying all known defaults.

Modification and Waiver

        Unless we indicate otherwise in a prospectus supplement, Neoware and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

        We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

          o providing for our successor to assume the covenants under the indenture;

          o  adding covenants or events of default;

          o making certain changes to facilitate the issuance of the securities;

          o  securing the securities;

          o  providing for a successor trustee or additional trustees;

          o  curing any ambiguities or inconsistencies;

          o providing for guaranties of, or additional obligors on, the securities;

          o permitting or facilitating the defeasance and discharge of the securities; and

          o  other changes specified in the indenture.

        However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

            o  extend the stated maturity of any debt security;

            o reduce the principal, premium, if any, or interest on any debt security;

            o reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

            o  change the currency in which any debt security is payable;

            o impair the right to enforce any payment after the stated maturity or redemption date;

            o if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

            o adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

            o change the provisions in the indenture that relate to modifying or amending the indenture.

 Satisfaction and Discharge; Defeasance

        We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

        Each indenture contains a provision that permits us to elect either or both of the following:

            o We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

            o We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

        To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or United States government obligations or, in the case of debt securities that are denominated in a currency other than United States dollars, cash in the currency in which the debt securities are denominated and/or foreign government obligations, as defined in the indenture. As a condition to either of the above elections, for debt securities denominated in United States dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the action.

Notices

        Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

        The indentures and the debt securities will be governed by, and construed under, the law of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders.

        No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Information Regarding the Trustee

        The indentures limit the right of the trustee, should it become a creditor of Neoware, to obtain payment of claims or secure its claims. The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

Subordinated Debt Securities

        The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

        Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to holders of senior debt, of all senior debt.

        In the event of any acceleration of the subordinated debt securities because of an event of default, holders of any senior debt would be entitled to payment in full, in cash or other payment satisfactory to holders of senior debt, of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

        We are required to promptly notify holders of senior debt under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

         Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

            o a default in the payment of senior debt occurs and is continuing beyond any grace period, which we refer to as a payment default; or

            o any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture, which we refer to as a non-payment default.

        We may and shall resume payments on the subordinated debt securities:

            o in case of a payment default, when the default is cured or waived or ceases to exist; and

            o in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice if the maturity of the designated senior debt has not been accelerated.

        No new payment blockage period may start unless 365 days have elapsed from the effectiveness of the prior payment blockage notice.

        No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

        As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

        The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under "Satisfaction and Discharge; Defeasance," if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

        If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

        Senior debt securities will constitute senior debt under the subordinated indenture.

        Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

                           DESCRIPTION OF THE WARRANTS


General

        We may issue warrants for the purchase of debt securities, common stock or preferred stock, or any combination thereof. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the complete terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Debt warrants

        The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

            o  the title of the debt warrants;

            o  the offering price for the debt warrants, if any;

            o  the aggregate number of the debt warrants;

            o the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

            o if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

            o the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

            o the dates on which the right to exercise the debt warrants will commence and expire;

            o if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

            o whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

            o  information with respect to book-entry procedures, if any;

            o the currency or currency units in which the offering price, if any, and the exercise price are payable;

            o if applicable, a discussion of material U.S. federal income tax considerations;

            o  the antidilution provisions of the debt warrants, if any;

            o the redemption or call provisions, if any, applicable to the debt warrants;

            o any provisions with respect to the holder's right to require us to repurchase the warrants upon a change in control; and

            o any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

        Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

Stock Warrants

        The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

          o  the title of the warrants;

          o  the offering price for the warrants, if any;

          o  the aggregate number of the warrants;

          o if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

          o if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

          o the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

          o the dates on which the right to exercise the warrants shall commence and expire;

          o if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

          o the currency or currency units in which the offering price, if any, and the exercise price are payable;

          o if applicable, a discussion of material U.S. Federal income tax considerations;

          o  the antidilution provisions of the warrants, if any;

          o the redemption or call provisions, if any, applicable to the warrants;

          o any provisions with respect to holder's right to require us to repurchase the warrants upon a change in control; and

          o any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

          Holders of warrants will not be entitled:

          o  to vote, consent or receive dividends;


          o receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

          o  exercise any rights as stockholders of Neoware.

        As set forth in the applicable prospectus supplement, the exercise price and the number of shares of common stock or preferred stock purchasable upon exercise of the warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to any holders of common stock, a stock split, reverse stock split, combination, subdivision or reclassification of common stock, and such other events, if any, specified in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

          We may sell the securities:

          o  through one or more underwriters or dealers;

          o  directly to purchasers;

          o  through agents; or

          o  through a combination of any of these methods of sale.

          We may distribute the securities:

          o from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time;

          o  at market prices prevailing at the times of sale;

          o  at prices related to such prevailing market prices; and

          o  at negotiated prices.

          We will describe the method of distribution of each series of securities in the applicable prospectus supplement, including: the name or names of any underwriters or agents;

          o  the purchase price of the securities;

          o  our net proceeds from the sale;

          o any underwriting discounts and other items constituting underwriters' compensation;

          o  the initial public offering price; and

          o any discounts or concessions allowed or reallowed or paid to dealers.

        We may change the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time.

        If we offer the securities through underwriters, the underwriters will acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. We will specify on the cover of the applicable prospectus supplement the underwriter or underwriters with respect to a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters. Unless we state otherwise, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities if any are purchased.

        If we offer the securities through dealers, and if so specified in the applicable prospectus supplement, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will list the names of the dealers and describe the terms of the transaction in the applicable prospectus supplement.

        We may also sell the securities directly or through agents we designate from time to time. We will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities in respect to which this prospectus is delivered, and describe any commissions we will pay to the agent.

        We may agree to indemnify any underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, may engage in transactions with or perform services for, us in the ordinary course of business.

        We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

        We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

        In connection with the offering of certain offered securities, certain persons participating in such offering may engage in transactions that stabilize, maintain or otherwise affect the market prices of such offered securities or of our other securities, including stabilizing transactions, syndicate covering transactions and the imposition of penalty bids. Specifically, such persons may overallot in connection with the offering and may bid for and purchase the offered securities in the open market.

        Except for common stock, securities that we may issue under this prospectus will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of these series of securities may make a market in the securities. However, they are not obligated to make a market and may discontinue market making activity at any time. We cannot provide any assurance as to the liquidity of the trading market for any securities.

        The place and time of delivery for securities will be set forth in the accompanying prospectus supplement for such securities.

                                  LEGAL MATTERS

        The legality of the securities offered by this prospectus has been passed upon for us by McCausland, Keen & Buckman, Radnor, Pennsylvania

                                     EXPERTS

        The consolidated financial statements of Neoware Systems, Inc. as of June 30, 2003 and 2002, and for each of the years in the two-year period ended June 30, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        Neoware Systems, Inc.'s consolidated financial statements as of June 30, 2001, and for the year then ended, incorporated by reference in this prospectus and in the registration statement from the Annual Report on Form 10-K of Neoware Systems, Inc., have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the Securities Act. Because Andersen has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated therein.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street N.W., Washington D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material electronically on the SEC's home page on the World Wide Web at http://www.sec.gov.

         This prospectus is part of a registration statement (Registration No. 333-107858) we filed with the SEC. The SEC permits us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the following documents filed by us with the SEC (but we do not incorporate by reference any documents or portions of documents that we furnish to the SEC) (File No.000-21240). We also incorporate by reference any future filings made with the SEC (but not documents or portions of documents furnished to the SEC) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the termination of this offering.

          1. Our annual report on Form 10-K for the fiscal year ended June 30, 2003.

          2. Our current reports on Form 8-K filed on July 9, 2003 (excluding the portion furnished), July 10, 2003, two reports on July 16, 2003 and August 21, 2003 (excluding the portion furnished).

          3. Our registration statement on Form 8-A, relating to our common stock, effective under Section 12(g) of the Securities Exchange Act of 1934 on February 12, 1993.

        You may request orally or in writing a copy of any or all of these filings at no cost. However, we will not provide exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Keith D. Schneck, Executive Vice President and Chief Financial Officer, 400 Feheley Drive, King of Prussia, Pennsylvania 19044, (610) 277-8300.

        To the extent information in any document which is filed after the date of this prospectus supercedes or amends any information included in or incorporated by reference in this prospectus, you should only rely on the information as so superceded or amended.

                              Neoware Systems, Inc.

                                  $100,000,000

                                  Common Stock
                                 Preferred Stock
                                 Debt Securities
                                    Warrants



                              ---------------------

                                   PROSPECTUS

                              ---------------------














                                 ________, 2003

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth estimated expenses in connection with the issuance and distribution of the securities being registered:

         Registration Fee ...............................       $ 9,928*
         Printing and Engraving .........................         5,000
         Accounting Fees ................................        10,000
         Legal Fees .....................................        30,000
         Miscellaneous ..................................         5,000
                                                                -------
                  Total                                         $59,928

         ________________
         *  Actual

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees, and other agents against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative, or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except the indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

         The Company's certificate of incorporation provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity) while serving in such capacity will be indemnified and held harmless by the Company to the full extent authorized or permitted by Delaware law. The certificate also provides that the Company may purchase and maintain insurance and may also create a trust fund, grant a security interest and/or use other means (including establishing letters of credit, surety bonds and other similar arrangements) and may enter into contracts providing for indemnification, to ensure full payment of indemnifiable amounts.

ITEM 16.  EXHIBITS.

         1.1*     Form of Underwriting Agreement.

         3.1(1)   Certificate of Incorporation.

         3.1(2)   Amendment to Certificate of Incorporation.

         3.3(3)   By-Laws.

         4.1**    Form of Senior Indenture.

         4.2**    Form of Subordinated Indenture.

         4.3**    Form of Senior Debt Security (included in Exhibit 4.1).

         4.4**    Form of Subordinated Debt Security (included in Exhibit 4.2).

         4.5*     Form of Certificate of Designation.

         4.6*     Form of Preferred Stock Certificate.

         4.7*     Form of Warrant Agreement.

         4.10*    Form of Warrant Certificate.

         5.**     Opinion of McCausland, Keen & Buckman, counsel to the Company.

         10.1(4) Securities Purchase Agreement dated as of July 10, 2003 between the Company and the persons listed as Purchasers therein.

         10.2(4) Registration Rights Agreement dated as of July 10, 2003 between the Company and the persons listed as Investors therein.

         12.1     Computation of Ratio of Earnings to Fixed Charges.

         23.1**   Consent of McCausland, Keen & Buckman (included in Exhibit 5)

         23.2     Consent of KPMG LLP.

         24.**    Power of Attorney (see signature page)

         25.1* Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939.

         25.2* Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939.
--------------
         *  To be filed by amendment or by a report on Form 8-K pursuant to
Section 601 of Regulation S-K.

         ** Previsously filed.

     (1) Incorporated by reference from the registrant's Registration Statement on Form S-1 (No. 33-56834) filed with the Securities and Exchange Commission on January 7, 1993.
     (2) Incorporated by reference from the registrant's Annual Report on Form 10-K for the year ended December 31, 1994.
     (3) Incorporated by reference from the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

     (4) Incorporated by reference from the registrant's Current Report on Form 8-K filed on July 16, 2003.

ITEM 17.  UNDERTAKINGS.

I. Rule 415 Offering. The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered pursuant to this registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II. Filings Incorporating Subsequent Exchange Act Documents by Reference.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered pursuant to this registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

III. Acceleration of Effectiveness - Indemnification Undertaking.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

IV. Qualification of Trust Indenture.

         The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305 (b)(2) of the Act.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montgomery County, Pennsylvania, on September 23, 2003.

                                NEOWARE SYSTEMS, INC.

                                By:  /S/ Michael Kantrowitz
                                         ----------------------------------
                                         Michael Kantrowitz
                                         Director, Chairman, President
                                         and Chief Executive Officer

                                By:  /S/ Keith D. Schneck
                                         ----------------------------------
                                         Keith D. Schneck
                                         Executive Vice President and
                                         Chief Financial Officer
                                         (Principal Financial Officer
                                         and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.



/S/ MICHAEL KANTROWITZ*                              Date: September 23, 2003
-----------------------------------------
 Michael Kantrowitz, Director, Chairman,
 President and Chief Executive Officer


/S/ JOHN M. RYAN*                                    Date: September 23, 2003
-----------------------------------------
John M. Ryan, Director


/S/ CHRISTOPHER G. MCCANN*                           Date: September 23, 2003
-----------------------------------------
Christopher G. McCann, Director


/S/ DAVID D. GATHMAN*                                Date: September 23, 2003
-----------------------------------------
David D. Gathman, Director


/S/ JOHN P. KIRWIN, III*                             Date: September 23, 2003
-----------------------------------------
John P. Kirwin, III, Director


*Keith D. Schneck by signing his name hereto, does hereby sign this Amendment No. 1 on behalf of the indicated directors of the Registrant, pursuant to powers of attorney executed by each of such directors and filed with the Securities and Exchange Commission, on the date indicated.

/S/ KEITH D. SCHNECK                                 Date: September 23, 2003
-----------------------------------------
Keith D. Schneck, Attorney-in-Fact

                                  Exhibit Index


Exhibit
Number            Exhibit Title
-------           -------------
1.1*              Form of Underwriting Agreement.

3.1(1)            Certificate of Incorporation.

3.1(2)            Amendment to Certificate of Incorporation.

3.3(3)            By-Laws.

4.1**             Form of Senior Indenture.

4.2**             Form of Subordinated Indenture.

4.3**             Form of Senior Debt Security (included in Exhibit 4.1).

4.4**             Form of Subordinated Debt Security (included in Exhibit 4.2).

4.5*              Form of Certificate of Designation.

4.6*              Form of Preferred Stock Certificate.

4.7*              Form of Warrant Agreement.

4.10*             Form of Warrant Certificate.

5.1**             Opinion of McCausland, Keen & Buckman, counsel to the Company.

10.1(4) Securities Purchase Agreement dated as of July 10, 2003 between the Company and the persons listed as Purchasers therein.

10.2(4) Registration Rights Agreement dated as of July 10, 2003 between the Company and the persons listed as Investors therein.

12.1              Computation of Ratio of Earnings to Fixed Charges.

23.1**            Consent of McCausland, Keen & Buckman (included in Exhibit 5)

23.2              Consent of KPMG LLP.

24**              Power of Attorney (see signature page)

25.1* Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939.

25.2* Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939.

------------
* To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.

**   Previsously filed.

(1) Incorporated by reference from the registrant's Registration Statement on Form S-1 (No. 33-56834) filed with the Securities and Exchange Commission on January 7, 1993.
(2) Incorporated by reference from the registrant's Annual Report on Form 10-K for the year ended December 31, 1994.
(3) Incorporated by reference from the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

(4) Incorporated by reference from the registrant's Current Report on Form 8-K filed on July 16, 2003.